SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report: December 24, 2004
(Date of Earliest Event Reported)

Jefferson-Pilot Corporation

(Exact name of registrant as specified in its charter)

North Carolina	1-5955	56-0896180
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number	Identification No.)

100 North Greene Street, Greensboro, North Carolina	27401
(Address of principal executive offices)	(Zip Code)

(336) 691-3000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 204.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Form 8-K is also being posted on JP’s corporate website www.jpfinancial.com.

Item 1.02 Termination of a Material Definitive Agreement.

On December 24, 2004, Jefferson-Pilot Corporation (“JP”) received formal notice from David A. Stonecipher that he was electing retirement from JP effective December 31, 2004 in accordance with the terms of his current Employment Agreement. This retirement will result in early termination of that Agreement on December 31, 2004 although certain provisions will continue to provide for pension benefits and other matters.

Mr. Stonecipher will continue as non-executive Chairman of the Board at the request of JP’s Board. In his capacity as Board Chairman he will receive continued office and secretarial support, and access to company aircraft for business purposes, plus up to 25 hours (down from 50) per year of flight time for personal use, with imputation of taxable income for any such use. The term of his 2002 option grant will extend for five years from the date he leaves the Board (rather than from his retirement date) but not beyond its scheduled expiration date in 2012. He will forego regular Board compensation including retainer, meeting fees and stock options while serving in this capacity. The terms of this continued service are subject to change or termination at any time by the Compensation Committee of JP’s Board.

His Employment Agreement provides for an incentive bonus and a stock option for his 2004 employment. The Compensation Committee recently granted him a stock option for 250,000 shares exercisable for ten years at a price equal to JP’s closing stock price on the date of grant, and will consider his bonus after yearend.

Mr. Stonecipher’s pension formula and his post-retirement life and health (integrates with Medicare from age 65) insurance benefits are specified in his Employment Agreement, which was filed as Exhibit 10(i) to JP’s Form 10-K for 2002.

Item 9.01 Financial Statements and Exhibits.

Exhibit 99 – Press Release of Jefferson-Pilot Corporation issued December 28, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

JEFFERSON-PILOT CORPORATION
	By:	/s/ Robert A. Reed
		Name:	Robert A. Reed
Dated: December 28, 2004		Title:	Vice President

EXHIBIT INDEX

Exhibit	Description
99	Press Release of Jefferson-Pilot Corporation issued December 28, 2004.